Exhibit (e)(ii)

TERM NPI CONVEYANCE

COMMONWEALTH OF PENNSYLVANIA

STATE OF WEST VIRGINIA

INTRODUCTION

THIS TERM NPI CONVEYANCE (this “Conveyance”) from EASTERN AMERICAN ENERGY CORPORATION, a West Virginia corporation, with offices at 501 56th Street, Charleston, West Virginia 25304 (“Assignor”), to BANK OF MONTREAL TRUST COMPANY, a trust corporation organized under the laws of the state of New York, with offices c/o Harris Trust and Savings Bank, 311 W. Monroe St., 12th Floor, Chicago, Illinois 60606, Attention: Indenture Trust Division, as trustee (the “Trustee”), acting not in its individual capacity but solely as trustee of the Eastern American Natural Gas Trust (the “Trust”) under that certain Amended and Restated Trust Agreement dated as of January 1, 1993 (the “Trust Agreement”) is delivered to be effective as of 7:00 a.m., Eastern Time, January 1, 1993 (the “Effective Time”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Article II below.

ARTICLE I

CONVEYANCE

Section 1.01. The Grant. For and in consideration of good and valuable consideration paid by Trustee on behalf of the Trust to Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor has, subject to the terms of this Conveyance, BARGAINED, SOLD, GRANTED, CONVEYED, TRANSFERRED, ASSIGNED, SET OVER, and DELIVERED, and by these presents does hereby BARGAIN, SELL, GRANT, CONVEY, TRANSFER, ASSIGN, SET OVER, and DELIVER unto Trustee on behalf of the Trust, for the Term, as a net profits interest (the “Net Profits Interest”), a variable undivided interest in and to the Subject Interests, insofar and only insofar as same relate to the Wells, sufficient to cause the Trust to receive that volume of Trust Gas, calculated and delivered in kind or paid in money in accordance with the further terms and conditions of this Conveyance.

Section 1.02. Term. The term of the Net Profits Interest (the “Term”) shall begin at the Effective Time and end at the “Liquidation Time,” which is the earlier of (a) May 15, 2013, or (b) the time when 41,683 MMcf of Gas have been produced and attributed to Assignor’s Net Share of Gas. At the end of the Term, all of the Trust’s

interest in and to the Net Profits Interest shall automatically terminate and immediately revert to and revest in Assignor.

Section 1.03. Habendum Clause. TO HAVE AND TO HOLD the Net Profits Interest, together with all and singular the rights and appurtenances thereto in anywise belonging, unto Trustee on behalf of the Trust, its successors and assigns, for the Term, subject to terms and provisions of this Conveyance.

Section 1.04. Warranty.

(a) The Warranty. Assignor, for itself and its successors and assigns, warrants to Trustee, its successors and assigns, that the Subject Interests are free of all Encumbrances, except the Permitted Encumbrances, and that Assignor’s title to the Subject Interests entitles Assignor to a Net Revenue Interest in each Well no less than the Net Revenue Interest for that Well set forth in Exhibit A-l, Exhibit A-2, or Exhibit B. These warranties are limited to claims asserted by, through, or under Assignor, but not otherwise.

(b) Sole Remedy. In the event of a breach of the foregoing warranty for any Subject Interest, Trustee’s sole remedy shall be to receive payment on each applicable Quarterly Payment Date, as damages, subject to offset as provided below and without interest (except such interest payable under this Conveyance on payments made after the applicable due date as described in Section 5.02 below), an amount equal to the difference between (1) Trust Gas (or the proceeds from the sale thereof) that Trustee would have received with respect to a Well in the applicable Computation Period if the warranty had not been breached and (2) Trust Gas (or the proceeds from the sale thereof) that Trustee actually received during that Computation Period with respect to that Well, to the extent such difference is attributable to the breach of the warranty, but not to the extent that such difference is attributable to some other cause.

(c) Right of Offset. If any Subject Interest owned by Assignor ever proves to be larger than the Subject Interest reflected in the exhibits to this Conveyance and if, as a result, Trustee receives a greater amount of Trust Gas (or the proceeds from the sale thereof) with respect to that Subject Interest than Trustee would otherwise have received if the Subject Interest had been the size warranted, then such increased amounts, whenever received by Trustee, may be treated by Assignor as a credit or offset (without interest) against any amounts payable to Trustee under Section 1.04(b).

(d) DISCLAIMER. EXCEPT FOR THE WARRANTIES OF TITLE GIVEN IN SECTION 1.04(A), ASSIGNOR MAKES THIS CONVEYANCE

WITHOUT ANY OTHER WARRANTY — EXPRESS, IMPLIED, OR STATUTORY. ALL OTHER WARRANTIES ARE EXPRESSLY DISCLAIMED.

(e) Substitution of Warranty. This instrument is made with full substitution and subrogation of Trustee in and to all covenants of warranty by Third Persons (other than Affiliates of Assignor) heretofore given or made with respect to the Wells, the Subject Interests or any part thereof or interest therein.

ARTICLE II

DEFINITIONS

This Article II defines certain capitalized words, terms, and phrases used in this Conveyance. Certain other capitalized words, terms, and phrases used in this Conveyance are defined elsewhere in this Conveyance.

“Affiliate” means, for any specified Person, another Person that controls, is controlled by, or is under common control with, the specified Person. “Control,” in the preceding sentence, refers to the possession by one Person, directly or indirectly, of the right or power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Assignor” is defined in the Introduction to this Conveyance and also includes all permitted successors and assigns of Assignor.

“Assignor’s Net Share of Gas” means the share of Gas from each Well that is attributable to Assignor’s Net Revenue Interest in that Well.

“Business Day” means any day that is not a Saturday, Sunday, a holiday determined by the New York Stock Exchange, Inc. as “affecting ‘ex’ dates” or any other day on which national banking institutions in New York, New York are closed as authorized or required by law.

“Capital Costs” is defined in Section 3.02(d).

“Chargeable Costs” is defined in Section 3.02(a).

“Computation Period” means each calendar quarter commencing at the Effective Time, with each calendar quarter being deemed to have begun at 7:00 a.m. Eastern Time on the first day of such calendar quarter and to have ended at 7:00 a.m. Eastern Time on the first day of the next calendar quarter, except for (a) the first Computation Period, which shall be deemed to have begun at the Effective Time and to have ended at 7:00 a.m. Eastern Time on April 1, 1993, and (b) the final Computation Period, which shall be deemed to have begun at 7:00 a.m. Eastern Time on the first day of the calendar quarter in which the Liquidation Time occurs and to have ended at the Liquidation Time. Unless the Net Profits Interest is earlier terminated pursuant to the terms of this Conveyance, the final Computation Period shall begin at 7:00 a.m. Eastern Time on April 1, 2013, and shall end at 7:00 a.m. Eastern Time on May 16, 2013.

“Conveyance” is defined in the Introduction to this Conveyance.

“Development Well” means a well drilled or to be drilled by Assignor pursuant to Article XI of this Conveyance.

“Effective Time” is defined in the Introduction to this Conveyance.

“Encumbrance” means any mortgage, lien, security interest, pledge, charge, encumbrance, limitation, preferential right to purchase, consent to assignment, irregularity, burden, or defect.

“Excess Costs” means, in any Computation Period, the excess of Chargeable Costs for that Computation Period over the amount determined by multiplying Assignor’s Net Share of Gas produced during the Computation Period by the Sales Price for that Computation Period. Excess Costs shall bear interest at the Prime Interest Rate from the end of the Computation Period in which such costs were incurred to the date that Assignor recovers such amounts from Trust Proceeds.

“Force Majeure” is defined in Section 13.02.

“Gas” means natural gas and all other gaseous hydrocarbons, excluding condensate, butane, and other liquid and liquefiable components that are actually removed from the Gas stream by separation, processing, or other means. Any oil and gas lease or other similar instrument that covers Gas shall be considered a “Gas lease” hereunder, even if it also covers other substances.

“Gas Purchase Contract” means that certain Gas Purchase Contract dated contemporaneously with this Conveyance between Assignor, as Seller, and Eastern Marketing Corporation, as Buyer, to which all of the Trust Gas is dedicated for a term equal to the Term of this Conveyance, and to which this Conveyance is expressly made subject. References to the Gas Purchase Contract’s being in effect or not having terminated or expired, or other similar expressions, should be construed in accordance with this principle: for purposes of this Conveyance, the Gas Purchase Contract shall be deemed to be in force and effect, and not to have expired or terminated, until either (a) it has terminated or expired by its own terms, (b) the Trustee agrees in writing that it has terminated, (c) a court of competent jurisdiction declares that it has terminated, expired, or otherwise ceased to remain in force or effect, or (d) it is validly rejected as an executory contract in any valid and binding bankruptcy proceeding.

“Governmental Authority” means the United States of America, any state, commonwealth, territory, or possession thereof, and any political subdivision of any of the foregoing, including courts, departments, commissions, boards, bureaus, agencies, and other instrumentalities.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation of, including the terms of any license or permit issued by, any Governmental Authority.

“Liquidation Time” is defined in Section 1.02.

“Mcf” means thousand cubic feet of Gas and “MMcf” means million cubic feet of Gas, measured and expressed in each case at the same temperature, pressure, and other conditions of measurement (a) provided in the Gas Purchase Contract or, (b) if the Gas Purchase Contract terminates, provided by applicable state law for purposes of reporting production to Governmental Authorities.

“Net Profits Interest” is defined in Section 1.01.

“Net Revenue Interest” means, (a) with respect to each existing Well, the net revenue interest or “NRI,” stated as a decimal fraction, set forth in Exhibit A-1 or Exhibit A-2, and (b) with respect to each Development Well, the net revenue interest or NRI, stated as a decimal fraction, that is set forth in Exhibit B with respect to the specific Undeveloped Property on which such Development Well is drilled. “Net Revenue Interest” refers to the interest in Gas production from a Well that Assignor is entitled to take with respect to Assignor’s Subject Interest in that Well and the associated Subject Lands, net of Permitted Production Burdens (treated in each case as a reduction in interest rather than as a cost).

“Non-Affiliate” means, for any specified Person, any other Person that is not an Affiliate of the specified Person.

“Notice” is defined in Section 14.01.

“Operating Cost Charge” is defined in Section 3.02(c).

“Party,” when capitalized, refers to Assignor or Trustee. “Parties,” when capitalized, refers to Assignor and Trustee.

“Permitted Encumbrances” means:

(a) the Permitted Production Burdens;

(b) the Gas Purchase Contract;

(c) Encumbrances that arise under operating agreements, farmout agreements, leases, assignments, and other instruments and agreements to secure payments of amounts not yet delinquent and that are of a type and nature customary in the oil and gas industry, as conducted in the Appalachian Basin;

(d) Encumbrances that arise as a result of pooling and unitization agreements, declarations, orders, or Legal Requirements to secure payment of amounts not yet delinquent;

(e) Encumbrances securing payments to mechanics and materialmen and Encumbrances securing payment of Taxes or assessments that are, in either case, not yet delinquent or, if delinquent, are being contested in good faith in the normal course of business;

(f) conventional rights of reassignment that obligate Assignor to reassign all or part of any Subject Interest to a Third Person if Assignor intends to release or abandon such interest before the expiration of the primary term or other termination of such interest;

(g) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions, and other surface uses and impediments on, over, or in respect of the Subject Interests that are not such as to interfere materially with the operation, value, or use of the Subject Interests;

(h) covenants, conditions, and other terms subject to which Assignor acquired the Subject Interests, to the extent they do not cause Assignor’s Net Revenue Interests in any Well to be less than the Net Revenue Interest for that Well, as stated in Exhibit A-1, Exhibit A-2, or Exhibit B;

(i) rights reserved to or vested in any Governmental Authority to control or regulate any Subject Interests in any manner, and all applicable Legal Requirements; and

(j) other Encumbrances that affect any Subject Interest that do not, alone or in the aggregate, materially and adversely affect the operation, value, or use of the Subject Interests;

all to the extent, and for so long as, such Permitted Encumbrances are otherwise valid and enforceable against the Subject Interests, without recognizing, expressly or by implication, any rights or interests in any Third Person or Governmental Authority that such Third Person or Governmental Authority does not otherwise lawfully possess. “Permitted Encumbrances” excludes, however, Encumbrances arising from, and rights reserved to or vested in any Governmental Authority with respect to, environmental liabilities arising out of or relating to activities that occurred on or in, or conditions that existed on or under, the Subject Lands before the Effective Time.

“Permitted Production Burdens” means (a) all Production Burdens that affected the Subject Interests when they were acquired by Assignor and (b) all Production Burdens that were created by Assignor, to the extent they do not cause Assignor’s Net Revenue Interest in any Well to be less than the Net Revenue Interest for that Well reflected in Exhibit A-1, Exhibit A-2, or Exhibit B.

“Person” means any natural person, corporation, partnership, trust, estate, or other entity, organization, or association.

“Prime Interest Rate” is defined in Section 5.02(b).

“Production Burdens” means, with respect to any Subject Lands, Subject Interests, or Subject Gas, all royalty interests, overriding royalty interests, production payments, net profits interests, and other similar interests that constitute a burden on, are measured by, or are payable out of the production of Gas or the proceeds realized from the sale or other disposition thereof.

“Quarterly Payment Date” is defined in Section 5.01(b).

“Reasonably Prudent Operator Standard” means the standard of conduct of a reasonably prudent oil and gas operator in the Appalachian Basin under the same or similar circumstances, acting with respect to its own property and disregarding (a) the existence of the Net Profits Interest as a burden on such property and (b) the direct or indirect negative effect, financial or otherwise, on Assignor or any Affiliate of Assignor that may result from the performance by the purchaser of its obligations under the Gas Purchase Contract.

“Reserved Amounts” means those amounts set aside from Trust Proceeds by Assignor in accordance with the provisions of Section 5.04 below.

“Sales Price” means, for any Computation Period, the sale price received by Assignor per Mcf for Trust Gas under the Gas Purchase Contract, or in the event that the Gas Purchase Contract terminates or expires, the Sales Price will be the sale price received by Assignor per Mcf determined in accordance with the following provisions:

(a) “sale” refers to any sale, exchange, or other disposition of Assignor’s Net Share of Gas (including Trust Gas) for value, the value of such Gas that is exchanged or otherwise disposed of for valuable consideration being the value of such Gas for purposes of calculating the mineral owners’ royalties on such Gas or, if no such royalties are due, the market value of such Gas at the wellhead, as determined by Assignor in the reasonable, good faith exercise of its discretion, and in accordance with the Reasonably Prudent Operator Standard;

(b) amounts of money not paid to Assignor when due by any purchaser of Gas (for example, Taxes or other amounts withheld or deducted by any such purchaser) shall not be included within the Sales Price until actually received by, or credited to the account of, Assignor;

(c) advance payments and prepayments for future deliveries of Gas shall be included within the Sales Price, without interest, when that volume of Gas subject to the advance payments or prepayments is actually produced;

(d) loan proceeds received by Assignor shall not be treated as a component of the applicable Sales Price; and

(e) if a controversy or possible controversy exists, whether by reason of any statute, order, decree, rule, regulation, contract, or otherwise, between Assignor and any purchaser of Gas or any other Person, about the correct Sales Price of Assignor’s Net Share of Gas, about deductions from the Sales Price, about Assignor’s right to receive the proceeds of any sale of Assignor’s Net Share of Gas, or about any other matter, then monies withheld by the purchaser or deposited by it with an escrow agent shall not be included within the Sales Price until received by Assignor.

“Subject Gas” means Gas in and under, and that may be produced, saved, and sold from, the Wells or that accrues and is attributable to, the Wells during the Term, subject to the following:

(a) “Subject Gas” excludes Gas that is:

(1) lost in the production, gathering, or marketing of Gas;

(2) used (A) in conformity with ordinary and prudent operations on the Subject Lands, including drilling and production operations (including drilling and production operations on the Undeveloped Properties), or (B) in connection with plant operations (whether on or off the Subject Lands) for processing the Subject Gas;

(3) taken by a Third Person to recover costs, or some multiple of costs, paid or incurred by that Third Person under any operating agreement, unit agreement, or other agreement in connection with nonconsent operations conducted (or participated in) by that Third Person; and

(4) in excess of the volumes attributable to Assignor’s Net Share of Gas taken by Assignor to recover costs, or some multiple of costs, paid or incurred by Assignor under any operating agreement, unit agreement, or other agreement in connection with nonconsent operations conducted (or participated in) by Assignor.

(b) “Subject Gas” includes Gas, not otherwise excluded above, that is sold, exchanged for other Gas, or otherwise disposed of for valuable consideration.

“Subject Interests” means Assignor’s undivided interests in the Subject Lands or the Subject Gas, as lessee under Gas leases, as owner of the Subject Gas (or the right to extract such Gas), or otherwise, by virtue of which undivided interests Assignor has the right to conduct exploration, drilling, development, and Gas production operations on the Subject Lands, or to cause such operations to be conducted, or to participate in such operations by paying and bearing all or any part of the costs, risks, and liabilities of such operations, to drill, test, complete, equip, operate, and produce Wells to exploit the Gas. “Subject Interests” includes all extensions and renewals of, and all new Gas leases covering, the Subject Interests (or any portion thereof) obtained by Assignor, or any Affiliate thereof, within six (6) months after the expiration or termination of any such Gas lease. “Subject Interests” do not include (a) Assignor’s royalty interests, overriding royalty interests, or other similar nonpossessory rights in and to the Subject Lands; (b) Assignor’s rights to substances other than Gas; (c) Assignor’s rights to Gas under contracts for the purchase, sale, transportation, storage, processing, or other handling or disposition of Gas; (d) Assignor’s interests in, or rights to Gas with respect to, pipelines, gathering systems, storage facilities, processing facilities, or other equipment or facilities, other than the Wells; or (e) any after-acquired, additional, or enlarged interests in the Wells, Subject Lands or Subject Gas, except those reflected in Exhibit A-1, Exhibit A-2, or Exhibit B, and extensions and renewals covered by the preceding sentence. “Subject Interests” may be owned or claimed by Assignor by virtue of grants or reservations in deeds, Gas leases, or other instruments, or by virtue of operating agreements, pooling or unitization agreements or orders, or other kinds of instruments, agreements, or documents, legal or equitable, recorded or unrecorded. The Subject Interests are subject to the Permitted Encumbrances.

“Subject Lands” means the lands subject to or covered by the oil and gas leases described in Exhibit A-1 for lands located in Pennsylvania, in Exhibit A-2 for lands located in West Virginia, and in Exhibit B for Undeveloped Properties in both states.

“Taxes” is defined in Section 3.02(b).

“Term” is defined in Section 1.02.

“Third Person” means a Person other than Assignor or Trustee.

“Trust” is defined in the Introduction to this Conveyance.

“Trust Agreement” is defined in the Introduction to this Conveyance.

“Trust Gas” means, for any Computation Period, that volume of Gas to which the Trust is entitled, calculated in accordance with Section 3.01.

“Trust Proceeds” means, for any Computation Period, proceeds received by Assignor for the account of the Trust, as Trustee’s marketing and payment agent and representative, from the sale of Trust Gas under this Conveyance.

“Trustee” is defined in the Introduction to this Conveyance and also includes all successor and substitute trustees under the Trust Agreement.

“Undeveloped Properties” means the lands and leases that are more particularly described or referred to in Exhibit B.

“Well” means the bore hole of each Gas well more particularly described in Exhibit A-1 and Exhibit A-2, together with the well location for each of the Development Wells more particularly described in Exhibit B, all from the surface of the ground to a depth one hundred feet (100’) below the depth of the deepest producing horizon in each Well.

ARTICLE III

CALCULATION OF TRUST GAS

Section 3.01. Definition. “Trust Gas” is that volume of Gas which the Trust is entitled to receive in any Computation Period under this Conveyance, calculated in accordance with the following formula:

Ninety Percent (90%) X (Assignor’s Net Share of Gas produced during that Computation Period less that volume of Gas which equates in value as determined with reference to the relevant Sales Price to Chargeable Costs for that Computation Period).

For purposes of calculating Trust Gas hereunder, if, during any Computation Period, Assignor is unable to determine the precise volume of Gas produced, sold and attributable to Assignor’s Net Share of Gas, then Assignor shall, in good faith and in accordance with the Reasonably Prudent Operator Standard, estimate the aggregate volume of Gas produced, sold and attributable to Assignor’s Net Share of Gas for such Computation Period. Assignor shall adjust Assignor’s Net Share of Gas upward or downward, as the case may be, in the next Computation Period to reflect the difference between the estimated volume and the actual volume of Gas produced, sold and attributable to Assignor’s Net Share of Gas in the Computation Period for which such estimate was made.

Section 3.02. Chargeable Costs.

(a) Definition. Subject to Section 5.04 hereof, for each Computation Period, “Chargeable Costs” means the sum of (1) Taxes, (2) the Operating Cost Charge, (3) Capital Costs, and (4) Excess Costs from the prior Computation Period that (in each case) are actually paid or are deemed to have been paid by Assignor during that Computation Period or paid or deemed to have been paid by Assignor during a prior Computation Period and not included in that prior Computation Period’s Chargeable Costs.

(b) Taxes. “Taxes” means general property, ad valorem, production, severance, sales, gathering, windfall profit, excise, and other taxes, except income taxes, assessed or levied on or in connection with the Subject Interests, the Net Profits Interest, this Conveyance, production of Subject Gas, Assignor’s Net Share of Gas, the Trust Gas (or the proceeds from the sale thereof), or facilities or equipment on the Subject Lands that are used for the production, dehydration, treatment, processing, gathering, or transportation of Subject Gas, or against Assignor as owner of the Subject Interests or Trustee as owner of this Net Profits Interest.

(c) Operating Cost Charge.

(1) Annual Operating Cost Charge — General. “Operating Cost Charge” means $244,720 for calendar year 1993, escalated and reduced from time to time in the manner provided below. For administrative convenience, the Parties agree to use the Operating Cost Charge in lieu of actual operating costs, for purposes of this Conveyance, and agree that Assignor shall be deemed to have paid such Operating Cost Charge. Each Party shall bear the risk and enjoy the benefits, as their interests appear, if Assignor’s actual operating costs for the Subject Interests are more or less than the Operating Cost Charge.

(2) Annual Operating Cost Charge — Escalation. The annual Operating Cost Charge in effect on December 31, 1993, and on December 31 of each succeeding year shall be escalated for the next succeeding year by the lesser of (A) five percent (5%) or (B) a percentage, not less than zero percent (0%), equal to the percentage increase, if any, in the average weekly earnings of Crude Petroleum and Gas Production Workers for the last calendar year, as shown by the index of average weekly earnings of Crude Petroleum and Gas Production Workers, as published by the United States Department of Labor, Bureau of Labor Statistics, based on a December-to-December comparison (e.g., December 1992 to December 1993 for purposes of setting the annual Operating Cost Charge for 1994).

(3) Annual Operating Cost Charge — Reductions for Abandoned Wells. At the end of each Computation Period, the annual Operating Cost Charge, as determined pursuant to the foregoing paragraph, shall be reduced by 0.15% for each Well that has been sold free of, and unburdened by, the Net Profits Interest or that has been plugged and abandoned since (in either case) the Effective Time, and this reduced annual Operating Cost Charge shall be used for purposes of the calculation in the next paragraph to determine the Operating Cost Charge that may be charged in the next Computation Period.

(4) Operating Cost Charge for a Computation Period. The Operating Cost Charge for each Computation Period shall be one-fourth (l/4th) of the then-applicable annual Operating Cost Charge, as reduced pursuant to the foregoing paragraph, for each Computation Period that includes at least ninety (90) days. For shorter Computation Periods, the Operating Cost Charge shall be determined by multiplying the then-applicable annual Operating Cost Charge, so reduced, by a fraction, the numerator of which is the number of days in that Computation Period and the denominator of which is the number of days in the corresponding calendar year.

(d) Capital Costs. “Capital Costs” means costs paid or incurred by Assignor in connection with the Subject Interests that are required to be capitalized over three (3) years or more under generally accepted accounting principles, consistently applied, excluding costs paid or incurred by Assignor for drilling, completing, or equipping Development Wells. For example, Capital Costs include all qualifying costs for drilling, redrilling, testing, completing, recompleting, equipping, plugging back, or reworking any Well, but exclude costs for drilling, completing, or equipping Development Wells.

Section 3.03. Existing Environmental Conditions. Notwithstanding anything to the contrary in this Conveyance, Assignor shall bear all costs and expenses (including legal expenses) incurred in connection with environmental liabilities arising out of or relating to activities that occurred on or in, or conditions that existed on or under, the Subject Lands before the Effective Time. No such costs or expenses may be deducted, directly or indirectly, in the calculation of Trust Gas.

ARTICLE IV

Marketing of Trust Gas

Section 4.01. The Gas Purchase Contract.

(a) Gas Purchase Contract. All Trust Gas is dedicated to the Gas Purchase Contract and this Conveyance is made subject to the Gas Purchase Contract. The dedication of the Trust Gas to the Gas Purchase Contract is a material item of consideration to the Parties in connection with the execution and delivery of this Conveyance. By separate instrument, Assignor has contemporaneously assigned the Gas Purchase Contract to the Trustee on behalf of the Trust.

(b) Trust’s Agent and Representative.

(1) Appointment. The Trust appoints Assignor as the Trust’s agent and representative to market and deliver all Trust Gas and to collect and receive all payments therefrom under the Gas Purchase Contract without deduction (except to the extent Chargeable Costs are deducted for purposes of calculating the volume of Trust Gas for any Computation Period). The appointment of Assignor as the Trust’s agent and representative for such purpose is also a material item of consideration to the Parties in connection with the execution and delivery of this Conveyance. Trustee may not remove Assignor from office as the Trust’s agent and representative, except for cause upon a material breach by Assignor of its duties to Trustee under this Conveyance.

(2) Duties and Powers. As the Trust’s agent and representative, Assignor shall receive all payments for the sale of the Trust Gas and account to Trustee, receive and make all communications with the purchaser of such Gas, and otherwise act and speak for Trustee in connection with the sale of the Trust Gas. Third Persons may rely conclusively on the authority of Assignor to market the Trust Gas, and with respect to Third Persons, the Trust shall be conclusively bound by the acts of Assignor in connection with the sale of Trust Gas. It shall not be necessary for Trustee to join Assignor in the execution of any division order, transfer order, or other instrument, agreement, or document relating to the sale of the Trust Gas. Third Persons may pay all Trust Proceeds for the sale of such Gas directly to Assignor, without the necessity of any joinder by or consent of Trustee or any inquiry into the use or disposition of such proceeds by Assignor.

(3) Prohibited Acts. Assignor may not act or speak for Trustee on any matter, except the marketing and delivery of the Trust Gas under this Article IV. Assignor shall not charge Trustee for its marketing services or for the use of Assignor’s equipment, gathering lines, pipelines, or other facilities, or for the use of such equipment, gathering lines, pipelines, and other facilities owned by Third Persons and used by Assignor.

(4) Standard of Conduct. In exercising its powers and performing its duties as Trustee’s agent and representative, Assignor shall act in good faith and in accordance with the Reasonably Prudent Operator Standard. It shall not be a violation of such standard of conduct for Assignor (A) to sell Assignor’s Net Share of Gas or the Trust Gas to an Affiliate pursuant to the Gas Purchase Contract, (B) to delegate some or all of Assignor’s duties as the Trust’s agent and representative to its Affiliates (so long as such Affiliates perform in good faith and in accordance with the Reasonably Prudent Operator Standard), with Assignor remaining liable to the Trust for the performance of such Affiliates, or (C) or any Affiliate of Assignor, to make a profit, directly or indirectly, on the resale of Assignor’s Net Share of Gas (including the Trust Gas) to Third Persons while the Gas Purchase Contract is in effect.

(5) Termination of Authority. Assignor may not resign as the Trust’s agent and representative without Trustee’s prior written consent, except that Assignor may resign as the Trust’s agent and representative without such consent with respect to any Subject Interests assigned, sold, transferred, or conveyed by Assignor in accordance with the terms of this Conveyance. If such sale is made subject to the Net Profits Interest, Assignor must cause the purchaser to assume the duties of the Trust’s agent and representative with respect to the Subject Interests acquired by that purchaser and to be bound by the provisions of this Article IV. If the Gas Purchase Contract ever terminates or expires, Assignor’s appointment as the Trust’s agent and representative under the Gas Purchase Contract shall automatically terminate. If Assignor ever resigns or is removed as the Trust’s agent and representative, the Trust Gas shall nevertheless remain dedicated to, and the Trust shall be bound by, the Gas Purchase Contract, except in the case of a resignation or removal associated with the sale by Assignor of any Subject Interest free of, and unburdened by, the Net Profits Interest, made in accordance with this Conveyance.

4.02. Rights and Duties Upon Termination of Gas Purchase Contract. If the Gas Purchase Contract terminates or expires during the Term of this Conveyance, Assignor shall thereafter market Assignor’s Net Share of Gas (including the Trust Gas) in good faith and in accordance with the Reasonably Prudent Operator Standard. It shall not be considered a breach of Assignor’s marketing duty or standard of conduct, however, for Assignor to market such Gas to an Affiliate of Assignor, or for such Affiliate to make a profit on such transaction, so long as Assignor does not market such Gas at a volume-weighted average price lower than the volume-weighted average price upon which Assignor pays royalties to the owners of the royalty interests in such Gas. Assignor shall use its reasonable efforts in connection with any sale of Assignor’s Net Share of Gas (including the Trust Gas) to (a) obtain the highest price available for such Gas and (b) to obtain, as soon as reasonably practicable, full payment for such Gas.

Section 4.03. Delivery of Subject Gas. Assignor (whether or not it is serving as the Trust’s agent and representative) shall deliver Assignor’s Net Share of Gas (including Trust Gas) to the purchasers thereof into the pipelines to which the Wells producing such Subject Gas are connected.

Section 4.04. Processing. Assignor may process Assignor’s Net Share of Gas (including Trust Gas) to remove liquid and liquefiable hydrocarbons and may commit any of the Subject Interests (including the Net Profits Interest attributable thereto) to an agreement for processing minerals (pursuant to which, for example, the plant owner or operator receives a portion of the Subject Gas or plant products therefrom or proceeds of the sale thereof as a fee for processing), so long as Assignor enters into such processing arrangements in good faith and in accordance with the Reasonably Prudent Operator Standard. The Trust shall be bound by such arrangements, shall permit Assignor’s Net Share of Gas (including the Trust Gas) to be processed by Assignor or its contractor, and shall have no right to any liquid or liquefiable hydrocarbons obtained by such processing or to the proceeds from the sale thereof. Trustee shall not, however, be personally liable for any costs or risks associated with such processing operations, but the Trust shall indirectly suffer the Btu reduction and volume reductions associated with processing through corresponding reductions in the Btu content and volumes of the Trust Gas.

ARTICLE V

Payment

Section 5.01. Obligation to Pay.

(a) The Obligation. After each Computation Period and on or before the Quarterly Payment Date for that Computation Period, Assignor shall tender to Trustee (a) all of the proceeds (including any interest earned thereon) received by Assignor from the sale of Trust Gas produced during such Computation Period; (b) all of the proceeds (including any interest earned thereon) received by Assignor from the sale of Trust Gas, if any, produced during any prior Computation Period, to the extent not previously tendered to Trustee; and (c) the amount of any damages payable to the Trustee under Section 1.03(b) above. With respect to the final Computation Period, Assignor shall tender to the Trustee all unexpended Reserved Amounts (together with any interest accrued thereon). Notwithstanding the foregoing, the Trustee is authorized to withhold any Reserved Amounts in accordance with the provisions of Article 5.04 below.

(b) Quarterly Payment Date. “Quarterly Payment Date” for each Computation Period means the tenth (10th) day of the third calendar month after the end of such Computation Period or, for the last Computation Period, the seventy-fifth (75th) day after the Liquidation Time. If such day is not a Business Day, the Quarterly Payment Date shall be the next Business Day.

(c) Separate Account. All amounts received by Assignor from the sale of Assignor’s Net Share of Gas and the Trust Gas, as applicable, for any Computation Period shall be placed in a separate bank account and not commingled with any other proceeds of Assignor, its Affiliates or any Third Party until Assignor, as the Trust’s agent and representative, makes payment to the Trust of the Trust Proceeds.

(d) Disputed Proceeds. If Assignor receives any amounts of money from the sale of Trust Gas, that is subject to controversy or, in the reasonable opinion of Assignor, possible controversy, Assignor shall promptly deposit the money in a segregated interest-bearing account. Such amount shall not be treated as a portion of Trust Proceeds so long as it remains in such account, but shall be treated as a portion of the Trust Proceeds, along with the accrued interest, when withdrawn from the account and paid over to Trustee.

Section 5.02. Interest on Past Due Payments.

(a) Obligation to Pay. Any Trust Proceeds or other amounts of money not paid by Assignor to Trustee when due shall bear, and Assignor will pay, interest at the Prime Interest Rate on the overdue amount commencing on the sixth (6th) day after such due date until such amount is paid.

(b) Definition. “Prime Interest Rate” means the lesser of (1) the rate of interest per annum publicly announced from time to time by The Chase Manhattan Bank (National Association) as its “prime rate” in effect at its principal office in New York City (each change in the Prime Rate to be effective on the date such change is publicly announced), with the understanding that such bank’s “prime rate” may be one of several base rates, may serve as a basis upon which effective rates are from time to time calculated for loans making reference thereto, and may not be the lowest of such bank’s base rates, or (2) the maximum rate of interest permitted under applicable law.

Section 5.03. Overpayments and Refunds.

(a) Overpayments. If Assignor ever pays Trustee more than the amount of money then due and payable to the Trust under this Conveyance, Trustee shall not be obligated to return the overpayment, but Assignor may at any time thereafter deduct from Trust Proceeds and retain for its own account an amount equal to the overpayment, plus interest at the Prime Interest Rate on such amount, commencing on the sixth (6th) day from the date of the overpayment to the date such amount is recovered by Assignor from Trust Proceeds.

(b) Refunds. If Assignor is ever legally obligated to pay any Third Person, including any gas purchaser or Governmental Authority, any refund, interest, penalty, or other amount of money, because any payment of Trust Proceeds received by Assignor for the account of Trustee exceeded, or allegedly exceeded, the amount due or lawful under any applicable contract, Legal Requirement, or other obligation, Assignor may thereafter deduct from Trust Proceeds and retain for its own account an amount equal to such payment, plus interest at the Prime Interest Rate on such amount, from the date of the payment to the date such amount is recovered by Assignor from Trust Proceeds.

Section 5.04. Reserved Amounts. At any time and from time to time under this Conveyance, Assignor may set aside from Trust Proceeds ninety percent (90%) of the amounts determined in good faith and in accordance with the Reasonably Prudent Operator Standard necessary to pay, when due, known or anticipated costs or liabilities (the “Reserved Amounts”) which may be incurred in future Computation Periods with respect to Taxes assessed or levied with respect to a time period in excess of a calendar quarter. All Reserved Amounts set aside by Assignor hereunder shall be placed in a separate interest-bearing account, and shall not be commingled with any other assets of Assignor, its Affiliates or any Third Party. As Reserved Amounts are expended by Assignor to cover applicable Taxes, Chargeable Costs shall be reduced in the applicable Computation Period by an amount equal to one hundred eleven percent (111%) of the Reserved Amounts so expended. In the event that Assignor overestimates the cost of any Taxes for which it has set aside Reserved Amounts, the excess amount shall be applied against any other Chargeable Costs (which shall be reduced by an amount equal to one hundred eleven percent (111%) of such excess Reserved Amounts so expended), or paid as Trust Proceeds on the Quarterly Payment Date following the Computation Period in which it is determined that Assignor has set aside excess Reserved Amounts.

ARTICLE VI

RECORDS AND REPORTS

Section 6.01. Books, Records, and Accounts.

(a) Obligation to Maintain. Assignor shall maintain true and correct books, records, and accounts of (1) all transactions required or permitted by this Conveyance and (2) the financial information necessary to effect such transactions, including the financial information needed to calculate each installment of Trust Proceeds.

(b) Right of Inspection. Trustee or its representative, at the Trust’s expense, may inspect and copy such books, records, and accounts in the offices of Assignor during normal business hours and upon reasonable notice.

Section 6.02. Statements.

(a) Quarterly Statements. On each Quarterly Payment Date, Assignor shall deliver to Trustee a statement showing the computation of Trust Gas and Trust Proceeds for the preceding Computation Period.

(b) Annual Statements. On the first Quarterly Payment Date after the end of each calendar year and on the Quarterly Payment Date after the Liquidation Time, such statement shall also show the computation of Trust Proceeds for the preceding calendar year or, for the Quarterly Payment Date after the Liquidation Time, for the portion of the calendar year from 7:00 a.m. Eastern Time on January 1 of that same year through the Liquidation Time.

(c) Contents of Statements. Without limiting the generality of the foregoing provisions in this Section 6.02, each statement delivered by Assignor to Trustee pursuant to this Section 6.02 shall state, for the relevant period, (1) the total volumes of Gas produced from the Subject Lands, (2) the total volumes of Subject Gas produced from the Subject Lands, (3) the total volumes of the Assignor’s Net Share of Gas (together with calculations that support the calculation of Assignor’s Net Share of Gas), (4) the total volumes of Trust Gas (together with calculations that support the calculation of Trust Gas), (5) the applicable Sales Price (together with calculations that support the calculation of the Sales Price), (6) the amount of Trust Proceeds due and payable for the relevant period, and (7) the amounts of money, if any, due and payable by any purchaser of the Subject Gas or the Trust Gas, the nonpayment of which resulted in the payment to Trustee of less than Trust Proceeds for the relevant period.

Section 6.03. Annual Audits and Reports. At the end of each calendar year and after the Liquidation Time, Trustee shall engage a nationally recognized firm of independent public accountants reasonably acceptable to Assignor to audit the annual statement provided in Section 6.02 and the books and records of Assignor maintained pursuant to Section 6.01. The auditors’ report shall be delivered to Trustee (with a copy to Assignor) within ninety (90) days after the end of the calendar year (or the portion thereof) under review. The Trust shall pay all costs of each such audit.

Section 6.04. The Trustee’s Exceptions to Quarterly Statements. If Trustee takes exception to any item or items included in any statement required by Section 6.02, Trustee must notify Assignor in writing within sixty (60) days after Trustee’s receipt of the annual audit required by Section 6.03. Such Notice must set forth in reasonable detail the specific charges complained of and to which exception is taken or the specific credits which should have been made and allowed. Adjustments shall be made for all complaints and exceptions that are justified. All matters reflected in Assignor’s statements for the preceding calendar year (or portion thereof) that are not objected to by Trustee in the manner provided by this Section 6.04 shall be deemed correct as rendered by Assignor to Trustee.

Section 6.05. Other Information.

(a) Disclosure. At Trustee’s request, subject to applicable restrictions on disclosure and transfer of information, Assignor shall give Trustee and its designated representatives reasonable access in Assignor’s office during normal business hours to (1) all geological, Well, and production data in Assignor’s possession or Assignor’s Affiliates’ possession, relating to operations on the Subject Interests and (2) all reserve reports and reserve studies in the possession of Assignor or of Assignor’s Affiliates, relating to the Subject Interests, whether prepared by Assignor, by Assignor’s Affiliates, or by consulting engineers.

(b) Disclaimer of Warranties and Liability. Assignor makes no representations or warranties about the accuracy or completeness of any such data, reports, or studies and shall have no liability to Trustee or any other Person resulting from such data, studies, or reports.

(c) No Attribution. Trustee shall not attribute to Assignor or such consulting engineers any reports or studies or the contents thereof in any securities filings or reports to owners or holders of interests in the Trust.

(d) Confidentiality. All information furnished to the Trustee and its designated representatives pursuant to this Section 6.05 is confidential and for the sole benefit of Trustee and shall not be disclosed by Trustee or its designated representatives to any other Person, except to the extent that such information (1) is required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over Trustee or submitted to bank examiners or similar organizations or their successors, (2) is required in response to any summons or subpoena or in connection with any litigation, (3) is believed to be required in order to comply with any law, order, regulation or ruling applicable to the Trustee, (4) was publicly available or otherwise known to the recipient at the time of disclosure, (5) subsequently becomes publicly available other than through any act or omission of the recipient or (6) subsequently becomes known to the recipient.

ARTICLE VII

NO LIABILITY OF THE TRUSTEE OR THE TRUST

Neither the Trustee nor the Trust shall be personally liable or responsible under this Conveyance for any cost, risk, liability, or obligation associated in any way with the ownership or operation of the Subject Lands, the Subject Interests, the Wells, or the Subject Gas. The foregoing sentence does not restrict the right of Assignor to deduct Chargeable Costs in calculating the volumes of the Trust Gas or Trust Proceeds.

ARTICLE VIII

OPERATIONS

Section 8.01. Standards of Conduct. Except as otherwise specifically provided in this Conveyance, Assignor shall (a) operate and maintain the Subject Interests, and (b) make elections under each applicable lease, operating agreement, unit agreement, contract for development, and other similar instrument or agreement (including elections concerning abandonment of any Well or release of any

Subject Interest) in good faith and in accordance with the Reasonably Prudent Operator Standard.

Section 8.02. Abandonment of Properties. Nothing in this Conveyance shall obligate Assignor to continue to operate any Well or to operate or maintain in force or attempt to maintain in force any Subject Interest when such Well or Subject Interest ceases to produce, or Assignor determines, in accordance with Section 8.01 above, that such Well or Subject Interest is not capable of producing Gas in paying quantities. The expiration of a Subject Interest in accordance with the terms and conditions applicable thereto shall not be considered to be a voluntary surrender or abandonment thereof.

Section 8.03. Insurance. Assignor may, but is not required by this Conveyance to, carry insurance on any Subject Interest or Well, or covering any risk with respect thereto. Assignor shall never be liable to the Trustee or the Trust on account of any injury or loss to the Subject Interests or any Well, whether insurable or uninsurable, not covered by insurance. If Assignor elects to carry insurance, the premiums shall not be included in Chargeable Costs, and Assignor shall retain all proceeds of such insurance.

ARTICLE IX

POOLING AND UNITIZATION

Section 9.01. Pooling of Subject Interests. Certain Subject Interests have been, or may have been, heretofore pooled and unitized for the production of Gas. Such Subject Interests are and shall be subject to the terms and provisions of the applicable pooling and unitization agreements, and the Net Profits Interest in each pooled or unitized Subject Interest shall apply to and affect only the Gas produced from such units that accrues to such Subject Interest under and by virtue of the applicable pooling and unitization agreements.

Section 9.02. Pooling and Unitization.

(a) Right to Pool. Assignor has the exclusive right and power (as between Assignor and the Trustee), exercisable only during the period provided in Section 9.03, to pool or unitize any Subject Interest and to alter, change, amend, or terminate any pooling or unitization agreements heretofore or hereafter entered into, as to all or any part of the the Subject Lands, as to any one or more of the formations or horizons, and as to any Gas, upon such terms and provisions as Assignor shall in its sole discretion deem appropriate.

(b) Effect of Pooling. If and whenever through the exercise of such right and power, or pursuant to any Legal Requirement hereafter enacted or promulgated, any Subject Interest is pooled or unitized in any manner, the Net Profits Interest, insofar as it affects such Subject Interest, shall also be pooled and unitized, and such Net Profits Interest in such Subject Interest shall apply to and affect only the Gas production that accrues to such Subject Interest under and by virtue of the applicable pooling and unitization agreement or order. It shall not be necessary for the Trustee to agree to, consent to, ratify, confirm or adopt any exercise of pooling or unitization of any Subject Interest by Assignor.

Section 9.03. Applicable Period. Assignor’s powers and rights in Section 9.02 shall be exercisable only during the period of the life of the last survivor of the descendants of the signers of the Declaration of Independence living on the date of execution hereof, plus twenty-one (21) years after the death of such last survivor, or the Term of this Conveyance, whichever period shall first expire.

ARTICLE X

GOVERNMENT REGULATION

Section 10.01. Legal Requirements. All obligations of Assignor under this Conveyance are, and shall be, subject to all applicable Legal Requirements.

Section 10.02. Filings. Assignor shall use its reasonable discretion in making filings for itself and on behalf of the Trust with any Governmental Authority having jurisdiction with respect to matters affecting the Subject Interests, the Subject Lands, or the Subject Gas.

ARTICLE XI

DEVELOPMENT OF THE UNDEVELOPED PROPERTIES

Section 11.01. Drilling Program.

(a) Obligation to Drill. On or before December 31 of each of the following calendar years, subject to the grace period provided below, Assignor shall, subject to the terms of this Article XI, drill the following numbers of Development Wells at the drill sites identified on Exhibit B: (a) for 1994, twelve (12) Development Wells; (b) for 1995, twenty-one (21) Development Wells; (c) for 1996, twenty-six (26) Development Wells; and (d) for 1997, six (6) Development Wells.

(b) Meaning of “Drill.” For purposes of this Section 11.01, to “drill” means to commence the actual drilling of a Development Well on or before the agreed date, and thereafter to drill that Development Well diligently to the target depth, then to test that Development Well for the production of Gas, it being understood that the drilling and testing operations may extend beyond the agreed date.

(c) Additional Development Wells. Additional Development Wells drilled in any calendar year may be carried forward and applied against a succeeding year’s obligation to drill Development Wells.

(d) Grace Period. Assignor shall not be deemed to have breached its obligation to drill the agreed number of Development Wells for any year if (1) not more than three (3) Development Wells for that year remain undrilled on December 31 of that year and (2) all such undrilled Development Wells are drilled on or before March 31 of the following year.

(e) Survival of Obligation. Assignor’s obligation to drill and test the Development Wells shall survive, even if (a) the Net Profits Interest in the Undeveloped Properties is sold by Trustee or (b) notwithstanding Section 12.01, Assignor assigns, sells, transfers, conveys, mortgages or pledges the Undeveloped Properties..

Section 11.02. Obligation to Complete and Equip. Assignor shall attempt to complete each Development Well that reasonably appears to Assignor, acting in accordance with the Reasonably Prudent Operator Standard, to be capable of producing Gas in quantities sufficient to pay completion, equipping, and operating costs. Assignor shall equip for production each Development Well that is successfully completed and, when it is equipped and connected to a gathering line or pipeline, shall commence production.

Section 11.03. Undrillable Locations/Failure to Reach Total Depth. If (a) the state of title to the drill site of any Development Well renders such property undrillable in the good faith opinion of Assignor under the Reasonably Prudent Operator Standard after Assignor has undertaken reasonable title curative efforts, or (b) Assignor fails to reach total depth in any Development Well due to geological subsurface conditions or impenetrable substances, such drill site or Well shall be counted as a Development Well hereunder. Nothing herein shall be construed to grant to the Trustee, for the benefit of the Trust, any wells on the Undeveloped Properties in excess of the sixty-five (65) Development Wells under Section 11.01.

Section 11.04. Release of Excess Acreage. After all of the Development Wells have been drilled, Trustee shall, on request, execute, acknowledge, and deliver to Assignor a recordable instrument that releases the Net Profits Interest with respect to all Undeveloped Properties, except the well bore locations of the Development Wells.

Section 11.05. Costs and Expenses of Development Wells. All costs associated with or paid or incurred in connection with the initial drilling, testing, completing, and equipping for production of the Development Wells shall be borne solely by Assignor and shall not be included as Chargeable Costs, but Assignor may use any Subject Gas in such operations without any duty to account to Trustee under the Net Profits Interest.

ARTICLE XII

ASSIGNMENT AND SALE OF SUBJECT INTERESTS

Section 12.01. Assignment by Assignor Subject to Net Profits Interest.

(a) Right to Sell. Assignor may from time to time assign, sell, transfer, convey, mortgage, or pledge the Wells, the Subject Interests, or any part thereof or undivided interest therein, subject to the Net Profits Interest and this Conveyance. Assignor shall cause the assignee, purchaser, transferee, grantee, mortgagee, or pledgee of any such transaction to take the affected Subject Interests subject to the Net Profits Interest and this Conveyance and, from and after the actual date of any such assignment, sale, transfer, or conveyance, to assume Assignor’s obligations under this Conveyance with respect to such Subject Interests.

(b) Effect of Sale. From and after the actual date of any such assignment, sale, transfer, or conveyance by Assignor, Assignor shall be relieved of all obligations, requirements, and responsibilities arising under this Conveyance with respect to the Subject Interests assigned, sold, transferred, or conveyed, except for those that accrued prior to such date.

(c) Allocation of Consideration. Trustee is not entitled to receive any share of the sales proceeds received by Assignor in any transaction permitted by this Section 12.01.

(d) Separate Interest. Effective on the effective date of any assignment, sale, transfer, or conveyance of any Subject Interest subject to this Section 12.01, Trust Gas and Trust Proceeds shall thereafter be computed separately with respect to such Subject Interests, and the assignee, buyer, transferee, or grantee of such Subject Interests shall thereafter serve as the Trust’s agent and representative under Article IV with respect to such interests and shall pay all corresponding Trust Proceeds directly to Trustee.

Section 12.02. Change in Ownership.

(a) Obligation to Give Notice. No change of ownership or of the right to receive payment of the Net Profits Interest, or of any part thereof, however accomplished, shall bind Assignor until notice thereof is furnished to Assignor by the Person claiming the benefit thereof, and then only with respect to payments made after such Notice is furnished.

(b) Notice of Sale. Notice of sale, transfer, conveyance, or assignment shall consist of a certified copy of the recorded instrument accomplishing the same.

(c) Notice of Other Changes of Ownership. Notice of change of ownership or of the right to receive payment accomplished in any other manner (e.g., by dissolution of the Trust) shall consist of certified copies of recorded documents and complete proceedings legally binding and conclusive of the rights of all Persons.

(d) Effect of Lack of Notice. Until such Notice accompanied by such documentation is furnished to Assignor in the manner provided above, Assignor may, at Assignor’s election, either (1) continue to pay or tender all sums payable on the Net Profits Interest in the same manner provided in this Conveyance, precisely as if no such change in interest or ownership or right to receive payment had occurred, or (2) suspend payment of Trust Proceeds without interest until such documentation is furnished.

(e) Effect of Nonconforming Notices. The kinds of Notice provided by this Section 12.02 shall be exclusive, and no other kind, whether actual or constructive, shall bind Assignor.

Section 12.03. One Payee. Assignor shall never be obligated to pay Trust Proceeds to more than one Person. If more than one Person is ever entitled to receive payment of any part of the Trust Proceeds, Assignor may suspend payments of all Trust Proceeds until the concurrent owners or claimants of the Net Profits Interest or the right to receive payment of Trust Proceeds appoint one Person in writing to receive all payments of Trust Proceeds on their behalf. Assignor may thereafter conclusively rely upon the authority of that Person to receive payments of Trust Proceeds and shall be under no further duty to inquire into the authority or performance of such Person.

Section 12.04. Rights of Mortgagee. If Trustee executes a mortgage or deed of trust covering all or part of the Net Profits Interest, the mortgagees or trustees therein named or the holders of any obligation secured thereby shall be entitled, to the extent that such mortgage or deed of trust so provides, to exercise the rights, remedies, powers, and privileges conferred upon Trustee by this Conveyance and to give or withhold all consents required to be obtained from Trustee. This Section 12.04 shall not be deemed or construed to impose upon Assignor any obligation or liability undertaken by the Trustee under such mortgage or deed of trust or under the obligation secured thereby.

ARTICLE XIII

FORCE MAJEURE

Section 13.01. Nonperformance. Assignor shall not be responsible to Trustee for any loss or damage to Trustee resulting from any delay in performing or failure to perform any obligation under this Conveyance (other than Assignor’s obligation to make payments of Trust Proceeds to Trustee) to the extent such failure or delay is caused by Force Majeure.

Section 13.02. Force Majeure. “Force Majeure” means any of the following, to the extent they are not caused solely by the breach by Assignor of its duty to perform certain obligations under this Conveyance in accordance with the Reasonably Prudent Operator Standard:

(a) act of God, fire, lightning, landslide, earthquake, storm, hurricane, hurricane warning, flood, high water, washout, tidal wave, or explosion;

(b) strike, lockout, or other similar industrial disturbance, act of the public enemy, war, military operation, blockade, insurrection, riot, epidemic, arrest or restraint of Governmental Authority or people, or national emergency;

(c) the inability of the Assignor to acquire, or the delay on the part of any Third Person (other than an Affiliate of the Assignor) in acquiring, materials, supplies, machinery, equipment, servitudes, right-of-way grants, easements, permits, or licenses, or approvals or authorizations by regulatory bodies needed to enable such Party to perform hereunder;

(d) any breakage of or accident to machinery, equipment, or lines of pipe, the repair, maintenance, improvement, replacement, alteration to a plant or line of pipe or related facility, the testing of machinery, equipment or line of pipe, or the freezing of a line of pipe;

(e) any Legal Requirement or the affected Party’s compliance therewith; or

(f) any other cause, whether similar or dissimilar to the causes enumerated in (a) through (e) above, not reasonably within the control of Assignor.

Section 13.03. Force Majeure Notice. Assignor will give Trustee a Notice of each Force Majeure as soon as reasonably practicable after the occurrence of the Force Majeure.

Section 13.04. Remedy. Assignor will use its reasonable efforts to remedy each Force Majeure and resume full performance under this Conveyance as soon as reasonably practicable, except that the settlement of strikes, lockouts, or other labor disputes shall be entirely within the discretion of Assignor.

ARTICLE XIV

NOTICE

Section 14.01. Definition. “Notice” means any notice, advice, invoice, demand, or other communication required or permitted by this Conveyance.

Section 14.02. Written Notice. Except as otherwise provided by this Conveyance, each Notice shall be in writing.

Section 14.03. Methods of Giving Notice. Notice may be given by any reasonable means, including telecopier, hand delivery, overnight courier, and United States mail.

Section 14.04. Charges. All Notices shall be properly addressed to the recipient, with all postage and other charges being paid by the Party giving Notice.

Section 14.05. Effective Date. Notice shall be effective when actually received by the Party being notified.

Section 14.06. Addresses. The addresses of the Parties for purposes of Notice are the addresses in the Introduction to this Conveyance.

Section 14.07. Change of Address. Either Party may change its address to another address within the continental United States by giving ten (10) days’ Notice to the other Party.

ARTICLE XV

OTHER PROVISIONS

Section 15.01. Successors and Assigns. Subject to the limitation and restrictions on the assignment or delegation by the Parties of their rights and interests under this Conveyance, this Conveyance binds and inures to the benefit of Assignor, Trustee, the Trust and their respective successors, assigns, and legal representatives.

Section 15.02. Governing Law. This Conveyance shall be construed and enforced, to the greatest extent possible, under the laws of the State of West Virginia.

Section 15.03. Construction of Conveyance. In construing this Conveyance, the following principles shall be followed:

(a) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Conveyance and not as an aid in its construction;

(b) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Conveyance;

(c) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;

(d) a defined term has its defined meaning throughout this Conveyance, regardless of whether it appears before or after the place in this Conveyance where it is defined;

(e) the plural shall be deemed to include the singular, and vice versa; and

(f) each exhibit, attachment, and schedule to this Conveyance is a part of this Conveyance, but if there is any conflict or inconsistency between the main body of this Conveyance and any exhibit, attachment, or schedule, the provisions of the main body of this Conveyance shall prevail.

Section 15.04. No Waiver. Failure of either Party to require performance of any provision of this Conveyance shall not affect either Party’s right to require full performance thereof at any time thereafter, and the waiver by either Party of a breach of any provision hereof shall not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.

Section 15.05. Relationship of Parties. This Conveyance does not create a partnership, mining partnership, joint venture, or relationship of trust or agency (except with respect to Assignor’s agency relationship with respect to those matters set forth in Articles IV and V above) between the Parties.

Section 15.06. Proportionate Reduction. In the event of failure or deficiency in title to any Well or Subject Interest, the portion of the Gas production attributable thereto shall be reduced in the same proportion that such Well or Subject Interest is reduced by such failure or deficiency. Such proportionate reduction of the Net Profits Interest shall not limit Trustee’s right to recover damages with respect to such reduction under the warranty given by Assignor in Section 1.04(a).

Section 15.07. Further Assurances. Each Party shall execute, acknowledge, and deliver to the other Party all additional instruments and other documents reasonably required to describe more specifically any interests subject hereto, to vest more fully in Trustee the Net Profits Interest conveyed (or intended to be conveyed) by this Conveyance, or to evidence or effect any transaction contemplated by this Conveyance. Assignor shall also execute and deliver all additional instruments and other documents reasonably required to transfer interests in state, federal, or Indian lease interests in compliance with applicable Legal Requirements or agreements. Upon expiration of the Term, the Trustee shall, on request, execute, acknowledge and deliver to Assignor sufficient numbers of recordable instruments releasing all of the Subject Lands from this Conveyance.

Section 15.08. The 7:00 A.M. Convention. Except as otherwise provided in this Conveyance, each calendar day, month, quarter, and year shall be deemed to begin at 7:00 a.m. Eastern Time on the stated day or on the first day of the stated

month, quarter, or year, and to end at 7:00 a.m. Eastern Time on the next day or on first day of the next month, quarter, or year, respectively.

Section 15.09. Counterpart Execution/Multi-State Transaction.

(a) Multiple Counterparts. Multiple counterparts of the Conveyance have been recorded in the counties of the Commonwealth of Pennsylvania and the State of West Virginia where the Subject Lands are located. The counterparts are identical except (1) certain recordation, formalities, such as forms of acknowledgement and signature block requirements, may vary to comply with state law and (2) to facilitate recordation, the counterpart recorded in each county may contain property descriptions relating only to the Subject Lands located in that county. A counterpart of the Conveyance containing all property descriptions of Subject Lands in the Commonwealth of Pennsylvania will be filed for record in Indiana County, Pennsylvania. A counterpart of the Conveyance containing all property descriptions of Subject Lands in the State of West Virginia will be filed for record in Kanawha County, West Virginia. This Conveyance shall be deemed one instrument, and not a separate conveyance for each state. Thus, Assignor’s Net Share of Gas, Trust Gas and Chargeable Costs and all other calculations under this Conveyance shall be computed upon aggregate amounts from both states.

(b) Multiple Counties. If any Subject Lands are located in more than one county, the description of such Subject Lands may be included in any one or more counterparts prepared for recordation in separate counties, but the inclusion of the same property description in more than one counterpart of this Conveyance shall not be construed as having effected any cumulative, multiple, or overlapping interest in the Subject Lands in question.

Section 15.10. Present and Absolute Conveyance. It is the express intention of Assignor and Trustee that the Net Profits Interest is, and shall be construed for all purposes as, a present, fully-vested and absolute conveyance.

Section 15.11. No Drainage. Neither Assignor nor any of its Affiliates shall drill any oil and gas well within 1,000 feet of any Well assigned hereunder which produces oil or gas from the same formations or horizons as any Well situated within said distance.

Section 15.12. Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by the Trustee not individually or personally, but solely as Trustee in the exercise of the powers and authority conferred and vested in it, and (b) under no circumstances shall the Trustee be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement.

IN WITNESS WHEREOF, each Party has caused this Conveyance to be executed in its name and behalf and delivered on the date or dates stated in the acknowledgment certificates appended to this Conveyance, to be effective as of the Effective Time.

ATTEST:		EASTERN AMERICAN ENERGY CORPORATION

[SEAL]

By:	/s/ [ILLEGIBLE]	By:	/s/ John Mork
Name:	[ILLEGIBLE]	Name:	John Mork
Title:	Secretary	Title:	President

ATTEST:		BANK OF MONTREAL TRUST COMPANY, in its capacity as trustee for the Eastern American Natural Gas Trust and not individually
[SEAL]

By:	/s/ Therese Gaballah	By:	/s/ E. Kay Liederman
Name:	THERESE GABALLAH	Name:	E. Kay Liederman
Title:	Secretary	Title:	V. P.

Prepared by:

Thomas G. Bateman, Jr.

Andrews & Kurth L.L.P.

4200 Texas Commerce Tower

Houston, Texas 77002

(713)220-4176

THE STATE OF Colorado	§
§
COUNTY OF Denver	§

On this, the 15th day of March, 1993, before me Sylvia Collins, a Notary public personally appeared John Mork, who acknowledged himself to be the President of Eastern American Energy Corporation, a West Virginia corporation, and that he as such President, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as President.

In witness whereof, I hereunto set my hand and official seal.

[SEAL]	/s/ Sylvia Collins

My Commission Expires:

My Commission Expires 5-20-1995

THE STATE OF Colorado	§
§
COUNTY OF Denver	§

On this, the 15th day of March,1993, before me Sylvia Collins,a Notary public, personally appeared E. Kay Liederman , who acknowledged himself to be the Vice President of Bank of Montreal Trust Company, a New York trust corporation and Trustee of the Eastern American Natural Gas Trust, and that he as such Vice President, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself as Vice President.

In witness whereof, I hereunto set my hand and official seal.

[SEAL]	/s/ Sylvia Collins

My Commission Expires:

My Commission Expires 5-20-1995

CERTIFICATE OF RESIDENCE

The Bank of Montreal Trust Company, as grantee and Trustee hereunder, hereby certifies that its precise address is:

Bank of Montreal Trust Company

c/o Harris Trust and Savings Bank

311 W. Monroe St., 12th Floor

Chicago, Illinois 60606

Attention: Indenture Trust Division